Exhibit 99.1

1106 Palms Airport Dr. Las Vegas, NV 89119 www.shfl.com
News Release

FOR FURTHER INFORMATION CONTACT:

Julia Boguslawski Investor Relations/ Corporate Communications ph:(702) 897-7150 email:jboguslawski@shfl.com	Gavin Isaacs, CEO Linster W. Fox, CFO ph:(702) 897-7150 fax:(702) 270-5161

SHFL ENTERTAINMENT, INC. REPORTS FIRST QUARTER 2013 RESULTS

SHFL Achieves Record First Quarter Revenue of $58.8 Million and Recurring Revenue Growth of 12%

LAS VEGAS, Nevada, March 4, 2013 - SHFL entertainment, Inc. (NASDAQ Global Select Market: SHFL) (“SHFL” or the “Company”) today announced its results for the first quarter ended January 31, 2013.

“I’m pleased to report record first quarter revenue and several other highlights including continued strong performance in Asia, which is the fastest-growing gaming market in the world. PTG continued to grow 12% year-over-year and, more impressively, the majority of revenue is recurring. With 29% year-over-year revenue growth, our Utility segment achieved standout results with over 470 MD3 shuffler placements, many of which were replacements,” said Gavin Isaacs, SHFL's Chief Executive Officer. “The collective strength of our product categories delivered an overall solid quarter and we intend to continue capitalizing on our unique business model to drive profitable, long-term growth for our shareholders.”

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First Quarter 2013 Financial Highlights

♦

Total revenue grew 5% from the prior year period to $58.8 million. Growth in Utility and Proprietary Table Games (“PTG”) revenues contributed to the increase. The comparable prior year period included $2.3 million received from online gaming operators for settlement and licensing fees for the usage of the Company’s valuable intellectual property whereas the current period included approximately $0.3 million. Adjusted for these settlements and licensing fees, total revenue increased 9%.

♦

Recurring revenue grew 12% year-over-year to $31.3 million. The increase was largely due to $1.4 million in additional PTG recurring revenue. Increases in Electronic Table Systems (“ETS”) and Utility recurring revenue also contributed to the growth.

♦

GAAP net income decreased 8% year-over-year to $7.1 million due to higher operating expenses related to global growth initiatives across all product categories. Adjusted for online settlement and licensing fees in both the current period and prior year period, net income increased 11%.

♦

Diluted earnings per share ("EPS") decreased 14% to $0.12 compared to $0.14 in the prior year period. Adjusted for online settlement and licensing fees in both the current period and prior year period, EPS grew 9%, or $0.01.

♦	Gross margin increased 50 basis points year-over-year to 64%, primarily due to an improvement in Utility gross margin driven by an increase in shuffler sales.

♦	Operating margin decreased 350 basis points to 16.3% due to an increase in operating expenses over the same period last year, which, on an adjusted basis, was flat year-over-year.

♦

Selling, general and administrative ("SG&A") expenses increased $2.9 million year-over-year to $20.0 million. An increase in legal personnel and litigation expenses related to protecting and defending the Company’s valuable intellectual property contributed approximately $0.8 million to the SG&A increase.  Approximately $0.7 million of the increase was due to greater sales and profit-driven compensation expenses as a result of increased revenue during the current quarter and, to a lesser extent, due to expanding product management to support new products. Additionally, $0.6 million of the increase related to costs associated with the Company’s newly introduced iGaming segment.

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♦

Research & Development (“R&D”) expenses increased $0.7 million over the prior year period. The increase was driven by the development and enhancement of Electronic Gaming Machine (“EGM”) titles to support ongoing growth in Australia as well as geographic expansion into Asia, the United States, and Latin America. Additionally, the increase included expenses related to the development of next-generation products such as the new Table Master, the DeckMate 2, and the Nexus Command Hardware for progressives, as well as further development of iGaming content and delivery platforms.

♦	Adjusted EBITDA decreased 2% year-over-year to $17.9 million. Adjusted for online settlement and licensing fees in both the current period and prior year period, Adjusted EBITDA grew 10%.

♦

Free Cash Flow (“FCF”), a non-GAAP financial measure, grew 22% year-over-year to $9.6 million. FCF in the prior year period was impacted by the purchase of intellectual property related to the EGM segment.

“The diversity of our product segments among our widespread geographies enabled us to report year-over-year revenue growth despite seasonality in our EGM business in the first quarter, typically our softest of the year," said Linster Fox, SHFL’s Chief Financial Officer. "We remain committed to investing internally in our team and in our products, expanding our business both internationally and online, and looking for accretive M&A opportunities that are a strategic fit. Our solid balance sheet and consistently strong cash flows affords us the flexibility to pursue these growth initiatives."

1 Free Cash Flow is Adjusted EBITDA less capital expenditures and cash paid for taxes.

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First Quarter 2013 Business Segment Highlights

Utility

♦	Utility recurring revenue grew 6% year-over-year to $13.8 million. The increase was driven mainly by the Company’s ongoing MD3 shuffler upgrade initiative.

♦	Total Utility revenue grew 29% year-over-year to $25.3 million, driven mainly by a 94% increase in shuffler sales including MD3 units in the U.S. and Asia, as well as iDeal units in Asia.

♦	The shuffler lease installed base grew 2% year-over-year to 8,211.

♦	Gross margin increased to 64% from 57% due mainly to the significant increase in sales revenue.

♦	Total MD3 units installed increased to 2,214 from 695 in the prior year period. Approximately half of total installed units are on lease.

Proprietary Table Games 2

♦

PTG recurring revenue increased 12% year-over-year to $12.7 million. New placements of premium table games (Ultimate Texas Hold’em, Mississippi Stud), side bets (Fire Bet, 6 Card Bonus), and strong performance from progressives (Fortune Pai Gow Poker Progressive, Three Card Poker Progressive, Ultimate Texas Hold’em Progressive) all contributed to the increase.

♦	Total segment revenue increased 12% year-over-year to $12.8 million, attributed to the strong increase in recurring revenue.

♦	Gross margin increased 60 basis points to 82% due to the increase in recurring revenue.

♦	The progressive installed base increased by 219 units to 1,228 over the prior year period. Ultimate Texas Hold’em Progressive and Three Card Poker Progressive helped drive the installs.

Electronic Table Systems

♦

ETS recurring revenue grew 29% year-over-year to $4.4 million due primarily to an increase in Table Master participation revenue. Recurring revenue from Vegas Star and Rapid Table Games (“Rapid”) products also contributed to the increase.

2 As of FY 13, revenues from the iGaming segment are being reported separately from the Proprietary Table Games segment. Please see page 11 for more details.

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♦	Total ETS revenue declined 14% year-over-year to $7.1 million due to fewer sales in the quarter. The prior year period included a sale of over 120 Rapid seats to a customer in Australia.

♦

Gross margin decreased to 42% from 50% in the prior year period as a result of fewer sales in the quarter, as well as accelerated depreciation of Table Master units on lease in advance of the new product launch.

Electronic Gaming Machines

♦	Total EGM revenue decreased 8% year-over-year to $13.3 million. The prior year period included greater sales into Australia.

♦	Gross margin fell slightly from 62% in the prior year period to 61% as a result of fewer sales.

♦	613 EGMs (sold and leased) were placed in the quarter as compared to 745 in the year-ago quarter.

Further detail and analysis of the Company's financial results for the first quarter ended January 31, 2013, is included in its Form 10-Q, which the Company intends to file with the Securities and Exchange Commission today, March 4, 2013.

Webcast & Conference Call Information

Company executives will provide additional perspective on the Company’s first quarter results during a conference call on March 4, 2013 at 2:00 pm Pacific Time. Those interested in participating in the call may do so by dialing (201) 689-8263 or toll-free (877) 407-0792 and requesting SHFL entertainment’s First Quarter 2013 Conference Call. A hardcopy of the presentation materials may be printed from the SHFL entertainment, Inc. Investor Relations website, http://ir.shfl.com, shortly before the start of the call. In conjunction with the call, a live audio webcast and a Company slide presentation highlighting first quarter performance may be accessed at http://ir.shfl.com. In order to access the live audio webcast please allow at least 15 minutes before the start of the call to visit SHFL entertainment’s Investor Relations website and download/install any necessary audio/video software for the webcast. Immediately following the call and through April 4, 2013, a playback can be heard 24-hours a day by dialing (858) 384-5517 or toll-free (877) 870-5176; replay pin number 408721. Highlights from the conference call can be accessed on the Company’s Investor Relations Twitter account, www.twitter.com/shfl_news.

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About SHFL entertainment, Inc.

SHFL entertainment, Inc. is a leading global gaming supplier committed to making gaming more fun for players and more profitable for operators through product innovation, and superior quality and service. The Company operates in legalized gaming markets across the globe and provides state-of-the-art, value-add products in five distinct categories: Utility products, which include automatic card shufflers and roulette chip sorters; Proprietary Table Games, which includes live games, side bets and progressives; Electronic Table Systems, which include various e-Table game platforms; Electronic Gaming Machines, which include video slot machines; and newly introduced iGaming, which features online versions of SHFL entertainment’s table games, social gaming, and mobile applications. The Company is included in the S&P SmallCap 600 Index. Information about the Company and its products can be found on the Internet at www.shfl.com, or on Facebook, Twitter and YouTube.

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Forward Looking Statements

This release contains forward-looking statements within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. All statements included in this release other than statements that are purely historical are forward-looking statements. Forward-looking statements in this press release include without limitation: (a) the Company’s intention to invest in its business, including its new iGaming business, will position it for long-term sustainable growth; (b) the Company’s belief that EPS, Adjusted EBITDA and Free Cash Flow are useful, widely referenced performance measures in the Company’s industry and the Company’s belief that references to them are helpful to investors; (c) the Company’s estimates of diluted EPS and Adjusted EBITDA and the assumptions upon which they are based; (d) the Company’s belief in investing in its team, products, expansion of its business, and accretive M&A opportunities that are a strategic fit and that its balance sheet and cash flows will afford it the ability to pursue these initiatives; (e) the Company’s ability to develop products that achieve commercial success in the very competitive marketplace in which the Company operates; (f) the fact that the Company competes in a single industry and is dependent on the success of its customers and the risks that impact the Company’s customers, including a change in demand for gaming, a downturn in general worldwide economic conditions, or the gaming industry may adversely impact the Company or its results of operations. The Company’s beliefs, expectations, forecasts, objectives, anticipations, intentions and strategies regarding the future, including without limitation those concerning expected operating results, revenues and earnings are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from results contemplated by the forward-looking statements, including but not limited to: (a) inability to accomplish the Company’s innovation objectives or unexpected factors that limit or eliminate the Company’s ability to implement its strategic plan or undertake or complete any of its growth initiatives, including iGaming; (b) inaccuracies in the Company’s assumptions as to the financial measures that investors use or the manner in which such financial measures may be used by such investors; (c) reduced demand for or increased competition with the Company’s products that affects its EPS and Adjusted EBITDA; (d) unexpected changes to the Company’s balance sheet or cash flows that would impede the Company’s ability to pursue iniatives such as investing in its team, products or expansion of its business or the Company’s inability to locate suitable accretive M&A opportunities; (e) the Company’s inability to accurately gauge the commercial appeal of its products; and (f) unexpected changes in the market and economic conditions and reduced demand for or increased competition with the Company’s products. Additional information on risk factors that could potentially affect the Company’s financial results may be found in documents filed by the Company with the Securities and Exchange Commission, including the Company’s current reports on Form 8-K, quarterly reports on Form 10-Q and its latest annual report on Form 10-K, and are based on information available to the Company on the date hereof. The Company does not intend, and assumes no obligation, to update any forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this press release.

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SHFL ENTERTAINMENT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended January 31,
	2013	2012
Revenue:
Product leases and royalties	$29,352	$25,953
Product sales and service	29,432	30,100
Total revenue	58,784	56,053
Costs and expenses:
Cost of leases and royalties	9,872	8,951
Cost of sales and service	11,040	11,281
Gross profit	37,872	35,821
Selling, general and administrative	20,046	17,180
Research and development	8,247	7,527
Total costs and expenses	49,205	44,939

Income from operations	9,579	11,114

Other income (expense):
Interest income	154	139
Interest expense	(224)	(477)
Other, net	(45)	175
Total other income (expense)	(115)	(163)
Income from operations before tax	9,464	10,951
Income tax provision	2,400	3,302
Net income	$7,064	$7,649

Basic earnings per share:	$0.12	$0.14
Diluted earnings per share:	$0.12	$0.14

Weighted average shares outstanding:
Basic	56,680	55,064
Diluted	57,361	55,653

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SHFL ENTERTAINMENT, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except per share amounts)

(Unaudited)

	January 31, 2013	October 31, 2012

ASSETS
Current assets:
Cash and cash equivalents	$34,185	$24,160
Accounts receivable, net of allowance for bad debts of $462 and $491	36,349	45,708
Investment in sales-type leases and notes receivable, net of allowance for bad debts of $9 and $8	9,333	9,287
Inventories	25,438	21,906
Prepaid income taxes	6,343	4,053
Deferred income taxes	4,883	4,622
Other current assets	7,227	6,901
Total current assets	123,758	116,637
Investment in sales-type leases and notes receivable, net of current portion	5,824	6,310
Products leased and held for lease, net	33,241	34,639
Property and equipment, net	17,878	17,417
Intangible assets, net	61,093	62,836
Goodwill	86,755	84,950
Deferred income taxes	3,735	5,183
Other assets	3,042	3,079
Total assets	$335,326	$331,051

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$5,836	$6,702
Accrued liabilities and other current liabilities	15,647	22,402
Deferred income taxes	16	16
Customer deposits	3,444	3,383
Income tax payable	3,956	4,179
Deferred revenue	4,793	4,799
Total current liabilities	33,692	41,481
Long-term debt, net of current portion	1,301	1,303
Other long-term liabilities	2,099	2,004
Deferred income taxes	1,778	1,493
Total liabilities	38,870	46,281
Commitments and Contingencies (See Note 11)
Shareholders' equity:
Common stock, $0.01 par value; 151,368 shares authorized; 56,199 and 55,973 shares issued and outstanding	562	560
Additional paid-in capital	137,284	135,758
Retained earnings	126,508	119,444
Accumulated other comprehensive income	32,102	29,008
Total shareholders' equity	296,456	284,770
Total liabilities and shareholders' equity	$335,326	$331,051

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SHFL ENTERTAINMENT, INC.

SUPPLEMENTAL DATA

(Unaudited, in thousands)

	Three Months Ended January 31,
	2013	2012

Cash Flow Data:

Cash provided by operating activities	$13,211	$16,443

Cash used in investing activities:
Payments for products leased and held for lease	$(2,845)	$(3,850)
Purchases of property and equipment	(1,427)	(882)
Purchases of intangible assets	(48)	(4,030)
Acquisition of business	-	(5,500)
Proceeds from sale of leased assets	1,153	41
Other	(240)	(218)
	$(3,407)	$(14,439)

Cash provided by (used in) financing activities	$836	$1,734

Free cash flow (2)	$9,617	$7,890

Reconciliation of net income to Adjusted EBITDA:

Net income	$7,064	$7,649
Other expense (income)	115	163
Share-based compensation	1,409	932
Income tax provision	2,400	3,302
Depreciation and amortization	6,888	6,017
Ongame acquisition expenses	-	205

Adjusted EBITDA (1)	$17,876	$18,268

1.

Adjusted EBITDA is earnings before other expense (income), provision for income taxes, depreciation and amortization expense, Ongame acquisition expenses, and share-based compensation. Adjusted EBITDA is presented exclusively as a supplemental disclosure because management believes that it is a useful performance measure and is widely used to measure performance, and as a basis for valuation, within the Company’s industry. Adjusted EBITDA is not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure for comparison. Management uses Adjusted EBITDA as a measure of the operating performance and to compare the operating performance with those of its competitors. The Company also presents Adjusted EBITDA because it is used by some investors as a way to measure a company’s ability to incur and service debt, make capital expenditures and meet working capital requirements. Gaming equipment suppliers have historically reported Adjusted EBITDA as a supplement to financial measures in accordance with U.S. generally accepted accounting principles (“GAAP”). Adjusted EBITDA should not be considered as an alternative to operating income (loss), as an indicator of the Company’s performance, as an alternate to cash flows from operating activities, as a measure of liquidity, or as an alternative to any other measure determined in accordance with GAAP. Unlike net income (loss), Adjusted EBITDA does not include depreciation and amortization or interest expense and therefore does not reflect current or future capital expenditures or the cost of capital. The Company compensates for these limitations by using Adjusted EBITDA as only one of several comparative tools, together with GAAP measurements, to assist in the evaluation of operating performance. Such GAAP measurements include operating income (loss), net income (loss), cash flows from operations and cash flow data. The Company has significant uses of cash flows, including capital expenditures, interest payments, debt principal repayments, taxes and other non-recurring charges, which are not reflected in Adjusted EBITDA.

2.	Free cash flow is Adjusted EBITDA less capital expenditures and cash paid for taxes.

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SHFL ENTERTAINMENT, INC.

BUSINESS SEGMENT DATA

(Unaudited, in thousands)

	Three Months Ended January 31,
	2013	2012

Utility:
Revenue	$25,284	$19,616
Gross profit	16,057	11,183
Gross margin	63.5%	57.0%

Proprietary Table Games:
Revenue	$12,828	$11,425
Gross profit	10,505	9,292
Gross margin	81.9%	81.3%

Electronic Table Systems:
Revenue	$7,105	$8,264
Gross profit	2,970	4,129
Gross margin	41.8%	50.0%

Electronic Gaming Machines:
Revenue	$13,317	$14,498
Gross profit	8,093	8,967
Gross margin	60.8%	61.8%

iGaming:
Revenue	$250	$2,250
Gross profit	247	2,250
Gross margin	98.8%	100.0%

Total:
Revenue	$58,784	$56,053
Gross profit	37,872	35,821
Gross margin	64.4%	63.9%

Adjusted EBITDA	17,876	18,268
as a percentage of total revenue	30.4%	32.6%

Income from operations	$9,579	$11,114
as a percentage of total revenue	16.3%	19.8%

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